Exhibit 99.1

Exhibit A

Joint Filing Agreement

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G (Amendment No. 1), and any amendments thereto, be filed on their behalf by Quantum Pacific (Gibraltar) Limited.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated: February 11, 2021

Quantum Pacific International Limited	/s/ J.F. Megginson
	Name:	J.F. Megginson
	Title:	Director

Quantum Pacific (Gibraltar) Limited	/s/ J.F. Megginson
	Name:	J.F. Megginson
	Title:	Director

Witnessed by
Name: Karen Carson
Occupation: Chartered Secretary